Exhibit 10.3
FORM OF NOTE #2 AND #3

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
OPGEN, INC.
SECURED CONVERTIBLE PROMISSORY NOTE
Note No. SC-[___]
Amount: $500,000.00	Issue Date: [______] [___], 2017

1.            Principal Amount.  For value received, OpGen, Inc., a Delaware corporation (the “Company”), does hereby promise to pay to the order of jVen Capital, LLC or its assignee (the “Holder”), the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), plus interest accrued thereon, as hereinafter specified (collectively, the “Obligations”) on September 30, 2017 (the “Maturity Date”); provided, however, that if the closing of a Qualified Financing (as defined below) occurs before September 30, 2017, the Maturity Date is accelerated to the date that is five (5) business days after the closing of a Qualified Financing; and provided, further that if the closing of a Qualified Financing occurs after September 30, 2017, the Maturity Date is extended to the date that is five (5) business days after the closing of a Qualified Financing, but in no event later than December 31, 2017.  An Event of Default (as defined below) shall have the effect set forth in Section 9.
2.            Note Purchase Agreement.  This Note is issued pursuant to the Note Purchase Agreement, dated as of May 31, 2017, among the Company and the Holder, and amended and restated as of July 10, 2017 (as the same may be amended from time to time, the “Purchase Agreement”), and is subject to the provisions thereof.  Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.
3.            Definitions.  In addition to the other terms defined herein, the following terms shall have the following meanings ascribed to them:
3.1    “Bankruptcy Law” means Title 11, United States Code or any similar Federal or state law for the relief of debtors.
3.2    “Common Stock” means the common stock, par value $0.01 per share, of the Company.
3.3    “MGHIF” means Merck Global Health Innovation Fund, LLC.
3.4    “MGHIF Security Agreement” means that certain Security Agreement, dated July 14, 2015, between the Company and MGHIF pursuant to which the Company has granted a first priority security interest in the Collateral (as defined in the MGHIF Security Agreement) of the Company and its subsidiary AdvanDx, Inc.;
3.5    “Qualified Financing” means an offering of equity or debt securities of the Company with net proceeds to the Company of at least $5 million.

3.6    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
4.            Interest.  The Company agrees to pay interest, from the date hereof on the unpaid principal amount, at a rate equal to ten percent (10%) per annum, compounded annually (the “Interest Rate”), until the principal amount and all interest accrued thereon are paid; provided, that, upon the occurrence and during the continuation of an Event of Default, as defined in Section 8, the Interest Rate shall be fifteen percent (15%) per annum.  Interest shall be due and payable to the Holder on the Maturity Date.  In no event shall the amount of interest paid or agreed to be paid to the Holder hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.  In such event, the Interest Rate shall automatically be reduced to the maximum rate permitted by such law.
5.            Security Agreement.
In order to secure the payment and performance of this Note the Company has granted the Holder a security interest in the Collateral as set forth in that certain Security Agreement, dated as of June 6, 2017, by and between the Company and the Holder (as amended or restated from time to time, the “Security Agreement”). The security interest in the collateral granted by the Security Agreement is subject to the terms of the MGHIF Security Agreement and that certain Intercreditor Agreement, dated as of June 6, 2017, by and between the Company, the Holder and MGHIF (as amended or restated from time to time, the “Intercreditor Agreement”).
6.            Payment.
6.1    Repayment.  All payment of principal shall be due and payable in lawful money of the United States of America at the principal office of the Holder, or at such other place as the holder hereof may from time to time designate in writing to the Company, not later than 5:00 p.m., Eastern Time, on the Maturity Date.  All payments shall be applied first to the payment of any fees or charges outstanding hereunder, second to interest accrued and unpaid hereunder, and thereafter to principal.
6.2    Prepayment.  The Company may prepay, without penalty, any principal amount on this Note, in whole or in part, at any time.  Any prepayment will be applied first to the payment of any fees or charges outstanding hereunder, second to interest accrued and unpaid hereunder, and thereafter to principal.
6.3    Ranking.  Subject to the terms of the MGHIF Security Agreement and the Intercreditor Agreement, all payments under this Note shall rank senior to all other existing and future indebtedness of the Company, excluding any capital and equipment leases.
6.4    [Reserved.]
6.5    Principal Market Regulation.  The Company shall not issue any shares of Common Stock upon repayment of this Note or otherwise pursuant to the terms of this Note or any other security issued pursuant to the terms of the Note Purchase Agreement if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon repayment of the Notes and the other securities issued pursuant to the terms of the Note Purchase Agreement without breaching the Company’s obligations, if any, under the rules or regulations of the Nasdaq Stock Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregate of offerings under NASDAQ Stock Market Rule 5635(d) and rules related to a change of control under NASDAQ Stock Market Rule 5635(b), as applicable, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Capital Market for issuances of such shares of Common Stock.  The determination of the applicability of the limitation contained in this Section 6.5 shall be in the sole discretion of the Company and shall be made by the Company in accordance with the rules and regulations of the Nasdaq Stock Market.

7.            Conversion.
7.1          Conversion Upon an Event of Default.
(a)   Upon the occurrence of an Event of Default (the “Default Date”), this Note will be convertible (the “Conversion”), in whole and not in part, at the option of the Holder, into shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), which Series B Preferred Stock is convertible, on a 10:1 basis, into Common Stock.
(b)   Upon a Conversion pursuant to Section 7.1(a), this Note shall be converted into the number of shares of Series B Preferred Stock equal to one (1) share of Series B Preferred Stock for each $1.00 of the principal and accrued interest outstanding as of the date immediately preceding the Default Date.  For the avoidance of doubt, if this Note in converted by the Holder in a Conversion, the two (2) times Obligations remedy set forth in Section 9 shall not apply.
7.2          Mechanics and Effect of a Conversion.
(a)   No fractional shares of Series B Preferred Stock will be issued upon a Conversion of this Note.  In lieu of any fractional shares to which the Holder may otherwise be entitled, the Company will pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional shares of Series B Preferred Stock.
(b)   Upon a Conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company, and this Note shall be canceled in all respects.  The Company will, at its expense, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of shares of Series B Preferred Stock to which the Holder is entitled upon the Conversion.
(c)   Upon Conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including, without limitation, the obligation to pay such portion of the principal amount and accrued interest.
7.3         Authorization of Conversion Shares.  The Company hereby covenants and agrees to take all such actions as may be necessary to authorize such number of shares of Series B Preferred Stock and underlying Common Stock as will be sufficient to accomplish a Conversion.

8.            Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:
8.1    Payment Default.  The Company shall fail to pay the outstanding principal or accrued interest amount due under this Note, or any portion thereof when due, whether on the Maturity Date, or on such earlier date as is required by Section 9, or otherwise;

8.2    Other Default.  The Company shall materially breach any representation, warranty, covenant, agreement or obligation of the Company under  this Note, the Security Agreement, the Intercreditor Agreement or the Purchase Agreement, and shall fail to cure such breach within ten (10) days after written notice thereof to the Company;
8.3    Other Indebtedness.  The Company shall default under any other material indebtedness of the Company, and shall fail to cure such default within ten (10) days after written notice thereof to the Company;
8.4    Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Company or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld; or
8.5    Bankruptcy, Etc.  (a) The Company, pursuant to or within the meaning of any Bankruptcy Law, (i) admits in writing its inability to pay its debts generally as they become due, (ii) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (iii) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (iv) consents to the appointment of a custodian of it or for any part of its assets, (v) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (vi) applies for, consents to or acquiesces in the appointment of or taking possession by a custodian of the Company or for any part of its assets, (vii) makes a general assignment for the benefit of its creditors, or (viii) takes any corporate act to authorize any of the foregoing; or (b) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any Bankruptcy Law now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.
9.            Remedies.  Upon or at any time after the occurrence of an Event of Default specified in Sections 8.1, 8.2, 8.3 or 8.4 hereof, if the Holder does not convert this Note under Section 7.2, an amount equal to two (2) times all Obligations under this Note shall, upon the demand of the Holder, become due and payable without further presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  Upon the occurrence of an Event of Default specified in Section 8.5 hereof, if the Holder does not convert this Note under Section 7.2, an amount equal to two (2) times all Obligations shall thereupon and concurrently therewith become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
10.            Certain Negative Covenants.  So long as the Company shall have any obligation under this Note, the Company shall not without the Holder’s written consent:
10.1    Distributions on Capital Stock.  Pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or, directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Company’s disinterested directors.
10.2    Restriction on Stock Repurchases.  Redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares.

10.3    Borrowings.  Create, incur, assume or suffer to exist any liability for borrowed money in excess of $50,000, except (a) borrowings in existence or committed on the date hereof and of which the Company has informed Holder in writing prior to the date hereof, (b) indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices or (c) borrowings, the proceeds of which shall be used to repay this Note.
10.4    Sale of Assets.  Sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business.
10.5    Advances and Loans.  Lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances in existence or committed on the date hereof and which the Company has informed Holder in writing prior to the date hereof.
10.6   Contingent Liabilities.  Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsements and contingencies (a) in existence or committed on the date hereof and which the Company has informed Holder in writing prior to the date hereof, and (b) similar transactions in the ordinary course of business.
10.7    Limitation on Liens.  Grant, or permit to be created, any lien other than the security interests created under the Security Agreement and any security interest which would constitute a Permitted Lien (as defined in the Security Agreement).
11.            Certain Affirmative Covenants.  So long as the Company shall have any obligation under this Note:
11.1    Payment of Taxes. The Company will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all taxes and assessments imposed upon the Company or any of its subsidiaries or upon the income and profits of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material claims for labor, materials and supplies which, if unpaid, would become a Lien upon such property or any part thereof; provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (i) the Company has established adequate reserves for such tax, assessment, charge, levy or claim and (ii) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings.
11.2     Notice of Certain Events. The Company shall, immediately after it becomes aware of the occurrence of (a) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default, or (b) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which could reasonably be expected to materially impair the right of the Company to carry on its business substantially as then conducted, or could reasonably be expected to have a material adverse effect on the properties, assets, financial condition, operating results or business of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.
11.3     Maintenance of Existence. The Company shall preserve, renew and maintain in full force and effect the corporate or organizational existence of the Company and its subsidiaries.

11.4     Maintenance of Property; Insurance. The Company shall:
(a)    maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and
(b)    maintain insurance with respect to its property and business with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.
11.5    Additional Collateral. With respect to any property acquired after the Closing Date by the Company or any of its subsidiaries, the Company shall promptly, and in any event within 30 days of acquiring such property:
(a)    execute and deliver to the Holder such supplements or amendments to the Security Agreement or such other documents as the Holder deems necessary or advisable to grant to the Holder a security interest in such property; and
(b)    take all actions necessary or advisable to grant to the Holder a perfected first priority security interest in such property, including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Holder.
12.            Waiver and Amendment.  The Company hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure or delay of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive the Holder of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.  This Note may not be terminated or amended and the observance of any term of this Note may not be waived with respect to the Holder without the consent of the Holder.  Any waiver or amendment effected in accordance with this section shall be binding upon the Company and the Holder.
13.            Governing Law.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO OBLIGATIONS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
14.            Transfer.  This Note may be transferred or assigned by the Holder at any time and in any manner without the prior written consent of the Company, subject only to applicable securities laws. The Company may not transfer or assign this Note or any of its rights hereunder without the prior written consent of the Holder.  The Holder shall promptly notify the Company of any transfer or assignment of this Note.

15.            Notices.  Notices hereunder shall be made as described in the Purchase Agreement.
16.            Stockholders, Officers and Directors Not Liable.  In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.  This Note is solely an obligation of the Company.
17.            Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.
18. Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.
19. Remedies; Expenses. Upon the occurrence of any Event of Default and after any applicable cure period provided for herein, the Holder may, at its option, declare all indebtedness of principal and interest due and payable, whereupon this Note shall be immediately due and payable, and the Holder shall have and may exercise from time to time any and all rights and remedies available to it under any applicable law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The Company shall reimburse the Holder on demand for all of its reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its legal counsel) incurred by the Holder in connection with the enforcement of the Holder's rights hereunder and under the Security Agreement and the Intercreditor Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year first above written.
COMPANY: OPGEN, INC., a Delaware corporation

By:
Name: Timothy C. Dec
Title: Chief Financial Officer